Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 Amendment No. 4 and Prospectus of Founder SPAC, of our report dated April 8, 2022, with respect to our audits of the consolidated financial statements of Rubicon Technologies, LLC and Subsidiaries as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

June 24, 2022